AIT Nearing Definitive Agreement to License Commercial Rights of Its Novel Ventilator Compatible Nitric Oxide Generator and Delivery System for Use in the Hospital Setting in the United States and a Second Country

AIT to receive up to $32.5 million in up-front and regulatory milestones

Additionally, AIT to receive a 15%-20% royalty on annual gross profit

Partner to receive rights to all indications at nitric oxide concentrations < 80 ppm in the hospital setting

PMA submission on track for the second quarter of 2019

GARDEN CITY, N.Y. and REHOVOT, Israel, Dec. 28, 2018 (GLOBE NEWSWIRE) — AIT Therapeutics, Inc. (OTCQB: AITB), a clinical-stage medical device and biopharmaceutical company focused on developing inhaled Nitric Oxide (NO) for the treatment of patients with respiratory conditions including serious lung infections and pulmonary hypertension, today announced that, having previously signed a Letter of Intent (LOI), a definitive agreement to license the commercial rights for its novel cylinder free ventilator compatible nitric oxide (NO) generator and phasic-flow delivery system (GeNOvent*) for use in the hospital setting at NO concentrations < 80 ppm to a commercial partner is close to being finalized. The partner will be named upon the signing of a definitive agreement and Board approvals from both companies, which is expected to occur within the next 45 days.

“We are thrilled to announce this agreement at this time. This partnership is a result of the incredible work by the team at AIT, and I am very proud of their efforts. We look forward to working with the highly skilled team of our partner to bring this revolutionary product to market,” remarked Steve Lisi, Chairman and Chief Executive Officer of AIT. “Our partner knows the specialist hospital market well, given its established commercial team.”

Key Deal Terms

●	AIT grants an exclusive license for the commercialization of the GeNOvent for the treatment of persistent pulmonary hypertension of the newborn (PPHN) and future related indications at concentrations of <80 ppm in the hospital setting in the United States and another country
●	AIT will receive payments up to $32.5 million in up front and regulatory milestones, of which $31.5 million is associated with the US market
●	AIT will receive royalties based upon gross profit, which is defined as net sales less only payments to AIT for the cost of the GeNOvent and the related filters. Annual royalties range between 15% and 20% after cumulative gross profit first reaches $50 million (on which a royalty of 5% is payable) and break down as follows:

o	A 15% royalty on the first $100 million in annual gross profit
o	A 20% royalty on all annual gross profit above $100 million

●	The partner shall pay AIT cost plus for generator systems as well as filters
●	AIT will be responsible for development, manufacturing, regulatory submissions and system repairs
●	The partner will be responsible for all commercial sales and marketing functions including:

o	Hiring and managing dedicated field-based teams, including sales representatives, medical and clinical liaisons, etc.
o	Managing all operations in support of a commercial launch, including marketing, customer support, technical support, distribution, logistics etc.

Impact on AIT

●	AIT’s cash is expected to fund operations into the second quarter of 2020, exclusive of regulatory milestones
●	The Company will request the trading of its common stock be moved to the NASDAQ exchange
●	Allows AIT the ability to increase its infrastructure to support a pivotal bronchiolitis study and a pilot nontuberculous mycobacteria (NTM) study in the U.S., both anticipated to commence prior to year-end 2019
●	Enhances the Company’s ability to find commercial partners in other key global markets

“We, along with our partner, anticipate entering the U.S. market in the first half of 2020, provided a timely FDA approval before year-end 2019 in PPHN,” added Mr. Lisi. “Given the elimination of nitric oxide cylinders and the associated benefits, along with the expertise of our partner, we anticipate our system achieving significant market share in this >$500m market over the first few years after launch.”

Key Benefits Over Cylinder Based Systems

●	AIT’s GeNOvent eliminates the need for high-pressure NO cylinders in the hospital setting, which can bring many tangible benefits, including:

o	Reduced company or hospital liability associated with transportation and maintenance of high-pressure cylinders, which are classified as dangerous goods
o	Decreased system set-up time and level of complexity
o	A reduction in potential risk to the patient by removing exposure to inadvertent nitrogen dioxide (NO2) boluses by eliminating the need for NO2 purge procedures prior to starting or re-starting NO therapy
o	Significantly decreased burden on hospital staff by eliminating cumbersome intra-hospital delivery and removal of NO cylinders
o	Improved cart maneuverability due to the greatly reduced cart weight and size
o	Greatly improved inventory management with small NO2 filters compared to cylinders
o	Drastically improved storage requirements of NO2 filters compared to cylinders
o	No significant capital investment for hospitals who currently do not offer nitric oxide who would like to offer this inhaled therapy.

About NO

Nitric oxide (NO) is a crucially important molecule proven to play a critical role in a broad array of biological functions. Inhaled nitric oxide is currently approved for treating term and near-term neonates with Persistent Pulmonary Hypertension of the Newborn (PPHN) in the United States of America and most major markets. In Europe, Japan and Australia, inhaled NO is approved to treat PPHN as well as pulmonary hypertension during the peri-operative cardiac surgery period in neonates, children, and adults. In the airways, NO is believed to play a key role in the innate immune system at concentrations of approximately 200 ppm. In vitro studies suggest that NO possesses anti-microbial activity not only against common bacteria, both gram-positive and gram-negative, but also against other diverse organisms including mycobacteria, fungi, yeast and parasites, and has the potential to eliminate their multi-drug resistant strains.

About PPHN

Persistent pulmonary hypertension of the newborn (PPHN) is a life-threatening condition secondary to failure of normal circulatory transition at birth. It is a syndrome characterized by elevated pulmonary vascular resistance (PVR) that causes labile hypoxemia due to decreased pulmonary blood flow and right-to-left shunting of blood. Its incidence has been reported as 1.9 per 1000 live births (0.4–6.8/1000 live births) with mortality rate ranging between 4–33%. This syndrome complicates the course of about 10% of infants with respiratory failure and remains a source of considerable morbidity and mortality. NO gas is a pulmonary vasodilator and is approved in dozens of countries to improve oxygenation and reduce the need for extracorporeal membrane oxygenation (ECMO) in term and near-term (>34 weeks gestation) neonates with hypoxic respiratory failure associated with clinical or echocardiographic evidence of pulmonary hypertension in conjunction with ventilator support and other appropriate agents.

About GeNOvent

GeNOvent is a cylinder free, phasic flow nitric oxide delivery system and has been designated as a medical device by the US Food and Drug Administration (FDA). The device can generate NO on demand for delivery to the lungs at concentrations ranging from 1 part per million (ppm) to 80 ppm. A disposable smart filter is used to remove nitrogen dioxide (NO2), a toxic gas. The elimination of the need for large, high-pressure cylinders for NO is a significant advantage in the hospital setting by greatly reducing inventory and storage requirements, and improving overall safety with the elimination of NO2 purging steps, among other benefits.

About AIT

AIT Therapeutics Inc. is a clinical-stage medical device and biopharmaceutical company using nitric oxide (NO) to treat respiratory and other diseases. The Company is currently applying its therapeutic expertise to treat lower respiratory tract infections that are not effectively addressed with current standards of care, as well as pulmonary hypertension, in various settings. AIT Therapeutics is currently advancing its revolutionary NO Generator and Delivery System in clinical trials for the treatment of bronchiolitis and nontuberculous mycobacteria (NTM). For more information, visit www.AIT-Pharm.com.

Oppenheimer & Co. Inc. is serving as exclusive financial advisor to AIT on the transaction.

*GeNOvent is not an approved name for the product and may not be the final name submitted for approval

Forward-Looking Statement

This press release contains “forward-looking statements.” Forward-looking statements include statements about our expectations, beliefs, or intentions regarding our product offerings, business, financial condition, results of operations, strategies or prospects. You can identify such forward-looking statements by the words “achieves”, “expects,” “intends,” “plans,” “projects,” “believes,” “estimates,” “likely,” “goal,” “assumes,” “targets” and similar expressions and/or the use of future tense or conditional constructions (such as “will,” “may,” “could,” “should” and the like) and by the fact that these statements do not relate strictly to historical or current matters. Rather, forward-looking statements relate to anticipated or expected events, activities, trends or results as of the date they are made. Because forward-looking statements relate to matters that have not yet occurred, these statements are inherently subject to risks and uncertainties that could cause our actual results to differ materially from any future results expressed or implied by the forward-looking statements. These forward-looking statements are only predictions and reflect our views as of the date they are made with respect to future events and financial performance. Many factors could cause our actual activities or results to differ materially from the activities and results anticipated in forward-looking statements, including risks related to: our approach to discover and develop novel drugs, which is unproven and may never lead to marketable products; our ability to fund and the results of further pre-clinical and clinical trials; obtaining, maintaining and protecting intellectual property utilized by our products; our ability to enforce our patents against infringers and to defend our patent portfolio against challenges from third parties; our ability to obtain additional funding to support our business activities; our dependence on third parties for development, manufacture, marketing, sales, and distribution of products; the successful development of our product candidates, all of which are in early stages of development; obtaining regulatory approval for products; competition from others using technology similar to ours and others developing products for similar uses; our dependence on collaborators; and our short operating history. We undertake no obligation to update, and we do not have a policy of updating or revising, these forward-looking statements, except as required by applicable law.

CONTACT

Steven Lisi, Chief Executive Officer
AIT Therapeutics, Inc.
Steve@AIT-Pharm.com

Bob Yedid
LifeSci Advisors, LLC
Bob@LifeSciAdvisors.com
(646) 597-6989